UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 4, 2020

AGEAGLE AERIAL SYSTEMS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-36492	88-0422242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

117 S. 4th Street
Neodesha, Kansas	66757
(Address of Principal Executive Offices)	(Zip Code)

(620) 325-6363
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Explanatory Note: This Current Report on Form 8-K/A is being filed to correct an error in the Current Report on Form 8-K filed on August 6, 2020. The 8-K had an inadvertent error with respect to the number of shares of Common Stock issued in the registered direct offering. The number included was 3,335,705 shares of Common Stock; the correct number is 3,355,705 shares of Common Stock and is corrected below.

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2020, AgEagle Aerial Systems Inc. (the “Company”), and an institutional investor and existing Company shareholder (the “Investor”) entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell to the Investor in a registered direct offering 3,355,705 shares of common stock, par value $0.001 (“Common Stock”), and warrants to purchase up to 2,516,778 shares of Common Stock at an exercise price of $3.30 per share (the “Warrants”), for gross proceeds of approximately $10 million. Upon exercise of the Warrants in full by the Investor, the Company would receive additional gross proceeds of approximately $8,305,367. The shares of Common Stock underlying the Warrants are referred to as “Warrant Shares.”

The purchase price for each share of Common Stock is $2.98. Net proceeds from the sale will be used for working capital, capital expenditures and general corporate purposes. The Shares, the Warrants and the Warrant Shares are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-239157), which was declared effective on June 19, 2020.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on future stock offerings, including that during the 75-day period following the closing, the Company will not issue (or enter into any agreement to issue) any shares of Common Stock or Common Stock equivalents, subject to certain exceptions, including if the consolidated closing price on the trading market on which the Company’s Common Stock is traded at the time is greater than $5.00 (adjusted for any subsequent stock splits or similar capital adjustments) for ten consecutive trading days, the Company may issue such securities at not less than $5.00 per Common Stock Equivalent. In addition, the Company’s executive officers and directors agreed that they shall not sell (or hedge in any manner) any of their shares of the Common Stock for a period ending September 7, 2020. The Investor has a right from the date of the Purchase Agreement until December 31, 2020, to participate in a subsequent financing by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), in an amount equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

The exercise price of the Warrants and the number of Warrant Shares issuable upon the exercise thereof will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants. The Warrants will be exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of the shares underlying the Warrants. The Warrants contain a beneficial ownership limitation, such that none of such Warrants may be exercised, if, at the time of such exercise, the holder would become the beneficial owner of more than 9.99% of our outstanding shares of Common Stock following the exercise of such Warrant. The Warrant is for a ten month term and is not exercisable for the first six months.

A copy of the form of the Purchase Agreement and the form of Warrant are attached hereto as Exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the Purchase Agreement and the Warrants are subject to, and qualified in their entirety by, such documents.

On August 5, 2020, the Company issued a press release announcing the transaction. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
4.1	Form of Stock Purchase Warrant (incorporated by reference to the Current Report on Form 8-K filed on August 6, 2020)
5.1	Legal Opinion of Loeb & Loeb LLP (incorporated by reference to the Current Report on Form 8-K filed on August 6, 2020)
10.1	Form of Securities Purchase Agreement between the Registrant and the Investor (incorporated by reference to the Current Report on Form 8-K filed on August 6, 2020)
99.1	Press Release dated August 5, 2020 (incorporated by reference to the Current Report on Form 8-K filed on August 6, 2020)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Nicole Fernandez-McGovern
Name:	Nicole Fernandez-McGovern
Title:	Chief Financial Officer

Dated: August 7, 2020

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